Exhibit 99.1

PRESS RELEASE Contact:	Investors:
Kevin C. O’Boyle	Nick Laudico/ Zack Kubow
EVP & Chief Financial Officer	The Ruth Group
NuVasive, Inc.	646-536-7030 / 7020
investorrelations@nuvasive.com	nlaudico@theruthgroup.com
zkubow@theruthgroup.com

Media:
Jason Rando
The Ruth Group
646-536-7025
jrando@theruthgroup.com
NUVASIVE REPORTS SECOND QUARTER 2007 REVENUE OF $35.6 MILLION
- Increases 2007 Revenue and GAAP EPS Guidance -
Second Quarter 2007 Highlights:
•	Total revenues increased to $35.6 million; up 56.7% from the second quarter of 2006

•	Gross profit increased to $28.9 million; up 63.9% from the second quarter of 2006

•	Gross margin was 81.2%; up 360 basis points from the second quarter of 2006

•	GAAP loss per share for the quarter was $(0.10); non-GAAP earnings per share was $0.01

•	Vertical integration was 47%; up from 45% at March 31, 2007; approximately 50 new accounts were added in the quarter

•	NeoDisc™ clinical trial continues to progress with enrollment over 40%
SAN DIEGO, July 25, 2007 – NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today financial results for the quarter ended June 30, 2007.

The Company reported second quarter revenues of $35.6 million, a 56.7% increase over the $22.7 million for the second quarter of 2006 and a 7.2% increase over the $33.2 million for the first quarter of 2007.
Gross profit for the second quarter of 2007 was $28.9 million and gross margin was 81.2%, compared to a gross profit of $17.6 million and a gross margin of 77.6% in the second quarter of 2006. For the first quarter of 2007, gross profit was $27.5 million and gross margin was 82.8%.
Total operating expenses for the second quarter of 2007 were $34.0 million, compared with $37.9 million (or $27.4 million, excluding a charge of $10.5 million for the NeoDisc buyout) in the second quarter of 2006 and $33.8 million in the first quarter of 2007. Operating expenses for the second quarter of 2007 included (i) costs associated with continued investment in the Company’s next generation MAS™ products, specifically those launched late in the second quarter and those scheduled for launch later in the year; (ii) costs incurred in the second quarter of 2007 related to the NeoDisc clinical trial; and (iii) additional sales costs directly associated with higher revenue.
On a GAAP basis for the second quarter of 2007, the Company reported a net loss of $3.4 million or $(0.10) per share. On a non-GAAP basis, the Company reported net income of $0.5 million or $0.01 per share. The non-GAAP earnings per share calculation in the second quarter of 2007 excludes (i) stock based compensation of $3.5 million and (ii) amortization of acquired intangible assets of $0.4 million.
Cash, cash equivalents and short and long-term investments were $96.7 million at June 30, 2007.
Alexis V. Lukianov, Chairman and Chief Executive Officer, said, “Our strong second quarter results demonstrate the increasing effectiveness of our exclusive sales force and our initial success with the newly launched products. This progress on our growth strategy is demonstrated by the increasing number of vertically integrated hospitals, the revenue we derive from those hospitals and from an increasing number of accounts. Additionally, our unique lateral access XLIF® technique continues rapidly to proliferate and drive our selling strategy. During the second quarter, we completed building inventory and successfully completed launches of our SpheRx® II pedicle screw system, XLP™ Lateral Plate and Formagraft® biologic, enhancing our potential revenue per procedure and providing incremental revenue growth in the second half of 2007. Initial surgeon demand for these products has been strong.”
Mr. Lukianov continued, “Our NeoDisc™ clinical trial enrollment continues to progress on schedule. In the second half of 2007, we will increase our investment in our NeoDisc clinical study and the next generation NeuroVision® system, which we believe will protect and expand our position as a leader in spine technology.”
Guidance
NuVasive announced increased full year 2007 financial guidance as follows:
Revenue: $143 to $146 million, up from $139 to $143 million
GAAP loss per share: $(0.38) to $(0.31), down from $(0.43) to $(0.36)
Non-GAAP earnings per share: $0.05 to $0.09 (unchanged)
The increase with respect to GAAP net loss primarily reflects reduced stock-based compensation.

Reconciliation of Non-GAAP Information
Management uses certain non-GAAP financial measures such as non-GAAP earnings per share and non-GAAP net loss per share, which exclude stock based compensation and charges directly related to acquisition transactions such as in-process research and development, milestone payments, amortization of the acquired technology assets and certain other non-recurring internal costs incurred as a result of the transaction. Management does not consider these costs in evaluating the continuing operations of the Company because management believes they are not indicative of the ongoing business operations. Therefore, management calculates the non-GAAP financial measures provided in this earnings release excluding these costs and uses these non-GAAP financial measures to enable it to analyze further and more consistently the period-to-period financial performance of its core business operations. Management believes that providing investors with these non-GAAP measures gives them additional important information to enable them to assess, in a way management assesses, the Company’s current and future continuing operations. These non-GAAP measures are not in accordance with, or an alternative for, GAAP, and may be different from non-GAAP measures used by other companies. Set forth below are reconciliations of the non-GAAP financial measures to the comparable GAAP financial measure.
Reconciliation of Second Quarter 2007 Results
(in thousands, except per share amounts)

GAAP net loss (A)	$(3,416)
Stock based compensation (B)	3,469
Amortization of acquired intangible assets (C)	397

Non-GAAP earnings (A)	$450

GAAP net loss per share (A)	$(0.10)
Stock based compensation (B)	0.10
Amortization of acquired intangible assets (C)	0.01

Non-GAAP earnings per share (A)	$0.01

Shares used in computing GAAP net loss per share (A)	34,654

Shares used in computing non-GAAP earnings per share (A)	36,110

Reconciliation of Full Year 2007 Guidance

	Range for Year Ending
	December 31, 2007
(in thousands, except per share amounts)	Low	High

GAAP net loss per share (A)	$(0.38)	$(0.31)
Stock based compensation (B)	0.39	0.36
Amortization of acquired intangible assets (C)	0.04	0.04
Non-GAAP earnings per share (A)	$0.05	$0.09

Shares used in computing GAAP net loss per share (A)	34,756	34,756

Share used in computing non-GAAP earnings per share (A)	36,256	36,256

A	– GAAP net loss per share is calculated using basic weighted shares outstanding; Non-GAAP earnings per share is calculated using diluted weighted shares outstanding,

B	– Non-cash stock-based compensation.

C	– Amortization of technology assets purchased in 2005 and 2007.

Conference Call
NuVasive will hold a conference call today at 5:30 p.m. ET / 2:30 p.m. PT to discuss the results. The dial-in numbers are 1-877-407-4018 for domestic callers and 1-201-689-8471 for international. A live Web cast of the conference call will be available online from the investor relations page of the Company’s corporate Web site at www.nuvasive.com.
After the live Web cast, the call will remain available on NuVasive’s Web site, www.nuvasive.com, through August 25, 2007. In addition, a telephonic replay of the call will be available until August 15, 2007. The replay dial-in numbers are 1-877-660-6853 for domestic callers and 1-201-612-7415 for international callers. Please use account number 3055 and conference ID number 247324.
About NuVasive
NuVasive is a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused on applications in the over $3.6 billion U.S. spine fusion market. The Company’s current principal product offering includes a minimally disruptive surgical platform called Maximum Access Surgery, or MAS, as well as a growing offering of cervical and motion preservation products.
The MAS platform offers advantages for both patients and surgeons such as reduced surgery and hospitalization time and faster recovery. MAS combines three categories of current product offerings: NeuroVision, a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade design retraction system; and specialized implants, like SpheRx® and CoRoent®, that collectively minimize soft tissue disruption during spine surgery while allowing maximum visualization and surgical reproducibility. NuVasive’s product offering is also focused on cervical internal fixation products and its R&D pipeline emphasizes both MAS and motion preservation.
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that the Company’s financial projections may prove incorrect because of unexpected difficulty in generating sales or achieving anticipated profitability; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

NUVASIVE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Revenues	$35,618	$22,724	$68,838	$42,409
Cost of goods sold	6,710	5,087	12,417	8,967

Gross profit	28,908	17,637	56,421	33,442

Operating expenses:
Sales, marketing and administrative	28,027	22,996	56,067	44,015
Research and development	5,925	4,448	11,677	8,438
Development milestone expense	—	10,500	—	10,500

Total operating expenses	33,952	37,944	67,744	62,953
Interest and other income, net	1,628	1,837	3,487	2,935

Net loss	$(3,416)	$(18,470)	$(7,836)	$(26,576)

Net loss per share:
Basic and diluted	$(0.10)	$(0.56)	$(0.23)	$(0.85)

Weighted average shares — basic and diluted	34,654	33,113	34,485	31,394

Stock-based compensation is included in operating expenses in the following categories:
Sales, marketing and administrative	$2,894	$2,481	$5,522	$5,270
Research and development	575	741	1,091	1,553

	$3,469	$3,222	$6,613	$6,823

NUVASIVE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2007	December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$44,218	$41,476
Short-term investments	44,460	73,930
Accounts receivable, net	23,261	18,960
Inventory, net	26,763	18,636
Prepaid expenses and other current assets	1,628	1,716

Total current assets	140,330	154,718
Property and equipment, net of accumulated depreciation	33,917	30,573
Intangible assets, net of accumulated amortization	25,335	8,441
Long-term investments	9,987	1,996
Other assets	451	456

Total assets	$210,020	$196,184

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$10,694	$8,937
Accrued payroll and related expenses	8,056	8,477
Royalties payable	1,424	1,068

Total current liabilities	20,174	18,482
Long-term liabilities	1,112	1,399
Commitments and contingencies Stockholders’ equity:
Common stock, 70,000 shares authorized 34,842 and 33,929 issued and outstanding at June 30, 2007 and December 31, 2006, respectively	35	34
Additional paid-in capital	353,311	333,009
Accumulated other comprehensive loss	(61)	(25)
Accumulated deficit	(164,551)	(156,715)

Total stockholders’ equity	188,734	176,303

Total liabilities and stockholders’ equity	$210,020	$196,184

NUVASIVE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,
	2007	2006

Operating activities:
Net loss	$(7,836)	$(26,576)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,933	3,545
Stock-based compensation	6,613	6,823
Write-off of inventory in connection with planned 2006 product introductions and enhancements	—	343
Other non-cash adjustments	1,179	930
Changes in operating assets and liabilities:
Accounts receivable	(4,621)	(2,157)
Inventory	(8,868)	(5,333)
Prepaid expenses and other current assets	(39)	(819)
Accounts payable and accrued liabilities	1,926	3,158
Accrued payroll and related expenses	(421)	(307)
Development milestone payable	—	10,500

Net cash used in operating activities	(6,134)	(9,893)

Investing activities:
Cash paid for acquisition of Radius Medical LLC	(6,970)	—
Investment in Maxigen Biotech, Inc.	(2,000)	—
Purchases of property and equipment	(8,527)	(8,561)
Sales of short-term investments	79,050	10,950
Purchases of short-term investments	(49,580)	(45,455)
Sales of long-term investments	6,000	—
Purchases of long-term investments	(11,991)	—
Other assets	5	(291)

Net cash provided by (used in) investing activities	5,987	(43,357)

Financing activities:
Payment of long-term liabilities	(300)	(300)
Issuance of common stock, including net proceeds from secondary offering	3,189	143,065

Net cash provided by financing activities	2,889	142,765
Increase in cash and cash equivalents	2,742	89,515
Cash and cash equivalents at beginning of period	41,476	12,545

Cash and cash equivalents at end of period	$44,218	$102,060